EXHIBIT 8.1

Name of Entity

The following is a list of this Company’s currently operating subsidiaries. As of the July 9, 2018, active subsidiaries that conducted operations were: Nissin Precision Metal Manufacturing Limited; Kayser Limited; Golden Bright Plastic Manufacturing Company Limited; Kayser Myanmar Manufacturing Company Ltd.; and Nissin Metal and Plastic (Shenzhen) Company Limited.

Antemat Limited	Kayser Limited
Nissin Mechatronic Limited	Golden Bright Plastic Manufacturing Company Limited
Cavour Industrial Limited	Nissin Precision Metal Manufacturing Limited
Nissin Metal and Plastic (Shenzhen) Company Limited	Saiwan Industries Limited
Kayser Myanmar Manufacturing Company Ltd.	Advanced Clean Innovations Asia Limited

Hi-Lite Camera Company Limited

All of the foregoing entities are wholly-owned by Highway Holdings Limited, except (i) Kayser Myanmar Manufacturing Company Ltd. (the Company owns 84% of this entity), and (ii) Advanced Clean Innovations Asia Limited (the Company owns 51% of of this entity). All subsidiaries, with the exception of Nissin Metal and Plastic (Shenzhen) Company Limited (organized in China) and Kayser Myanmar Manufacturing Company Ltd. (organized in Myanmar) are incorporated in Hong Kong.

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